Exhibit 99.6

FOR IMMEDIATE RELEASE

New Era Helium and Sharon AI Expand and Accelerate Plans for a Net-Zero Energy Data Center in the Permian Basin

MIDLAND, Texas – December 11, 2024. New Era Helium, Inc. (Nasdaq:NEHC) (“NEH,” “New Era Helium” or the “Company”), an exploration and production (E&P) company sourcing helium produced in association with natural gas reserves within the Permian Basin, is pleased to announce significant progress on its 50/50 joint venture (“JV”) with Sharon AI, Inc. (“Sharon AI”), a High-Performance Computing business specializing in Artificial Intelligence, Cloud GPU Compute Infrastructure, and Cloud Storage.

The two companies have executed a binding letter of intent (LOI) to develop and operate a 250MW net-zero energy data center in the Permian Basin, a significant increase from the originally announced 90MW facility [read here]. This expansion reflects heightened demand for power from potential off-takers and highlights the strategic importance of the planned data center in Texas. The project aligns with both companies’ commitment to leverage clean energy solutions and innovative technologies to address the growing needs of the high-growth data industry.

Key updates include:

•	Binding LOI Signed: Sharon AI and New Era Helium have formalized their commitment by signing a binding Letter of Intent (LOI) from a previously announced non-binding LOI.
•	Increased Capacity: The proposed data center’s capacity has been significantly expanded to 250MW from 90MW following due diligence and discussions with prospective clients seeking access to additional electricity.
•	Location Finalized: After extensive evaluations, the joint venture has narrowed the site selection to a prime location within the prolific Permian Basin in West Texas.
•	Definitive Agreement Timeline: The companies anticipate formalizing the joint venture agreement on or before December 23, 2024.
•	Gas Supply Agreement: As part of the joint venture agreement, New Era Helium will enter into a gas supply agreement at a mutually agreed fixed cost for five years plus three options of five years each.

Sharon AI will continue to be the exclusive AI/HPC provider and to design, build and operate the high density, liquid cooled, Tier III data center at the project site. Sharon AI also expects to work with its ecosystem relationships, including NVIDIA and Lenovo, on the data center, GPU, network architecture and design, which is expected to deliver optimal performance for AI/HPC training and inference workloads.

New Era Helium will be the exclusive provider and build partner of the energy infrastructure required to power the project, including gas-fired power plant design and construction, CO2 carbon capture and associated pipeline works.

The initial 250MW gas-fired power plant has the potential to significantly expand over time, with the JV partners working to identify project expansion opportunities, including with offtake partners, which may include hyperscalers and other large energy users.

E. Will Gray II, CEO of New Era Helium, Inc. commented: “This JV partnership with Sharon AI highlights our commitment to innovative energy solutions and represents a significant step forward, building on the momentum of our successful trading debut on Nasdaq this past Monday. Our public listing reflects New Era Helium’s ability to support today’s high-growth, in-demand industries with environmentally responsible energy solutions. Together with Sharon AI, we believe we are well-positioned to deliver cutting-edge energy infrastructure that meets the evolving demands of the AI-driven digital age.”

Wolf Schubert, CEO of Sharon AI Inc. commented: “We are excited that inital planning and scoping is now complete, marking a crucial step in our JV project with New Era Helium. We look forward to advancing into the engineering phase and engaging in further offtake discussions, which will bring us closer to delivering this groundbreaking net-zero energy data center in the Permian Basin.”

About New Era Helium, Inc.

New Era Helium, Inc. is an exploration and production company that sources helium produced in association with the production of natural gas reserves in North America. The company currently owns and operates over 137,000 acres in Southeast New Mexico and has over 1.5 billion cubic feet of proved and probable helium reserves. For more information, visit www.newerahelium.com. Follow New Era Helium on LinkedIn and X.

Investor and Media Contact:

Investor Relations

Jonathan.Paterson@harbor-access-com

Tel +1 475 477 9401

About Sharon AI, Inc.

Sharon AI, Inc. is a High-Performance Computing company focused on Artificial Intelligence, GPU Compute Infrastructure, and Cloud Data Storage. Sharon AI has a hybrid operational model that sees it deploy in Tier III and Tier IV co-location data centers as well as design, build and operate its own proprietary Tier III data center facilities. For more information, visit: www.sharonai.com

Media contact at info@sharonai.com

Cautionary Note Regarding Forward-Looking Statements

Some of the statements in this press release may be forward-looking statements or statements of future expectations based on currently available information. Such statements are naturally subject to risks and uncertainties. Factors such as the development of general economic conditions, future market conditions, unusual catastrophic loss events, changes in the capital markets and other circumstances may cause the actual events or results to be materially different from those anticipated by such statements. The Company does not make any representation or warranty, express or implied, as to the accuracy, completeness or updated status of such statements. Therefore, in no case whatsoever will the Company and its affiliates be liable to anyone for any decision made or action taken in conjunction with the information and/or statements in this press release or for any related damages.